Exhibit 15.2

August 18, 2025

Re:	Registration Statement on Form 20-F
of Anfield Energy Inc. (the “Corporation”)

We hereby consent to the use of our firm name in the Registration Statement on Form 20-F filed by the Corporation, as such may thereafter be amended or supplemented, and to the reference to our firm name under the heading “Advisors”.

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

/signed/ “Cassels Brock & Blackwell LLP”